Exhibit 4.5

GRANITE REIT INC.

NON-EMPLOYEE DIRECTORS’ DEFERRED SHARE UNIT PLAN

Effective January 3, 2013, as amended July 31, 2018 and June 9, 2022

Section 1 Interpretation

1.1	Purpose

The purposes of the Plan are:

(a)	to promote a further alignment of interests between the Eligible Directors and the holders of Stapled Units;

(b)	to associate a portion of the Eligible Directors’ compensation with the returns achieved by holders of Stapled Units; and

(c)	to attract and retain individuals with the knowledge, experience and expertise required by the Corporation to serve as Directors.

1.2	Definitions

As used in the Plan, the following terms have the following meanings:

(a)	“Account” means the account maintained by the Corporation in its books for each Eligible Director to record the DSUs credited to such Eligible Director under the Plan;

(b)

“Affiliate” means any corporation that is a related or associated corporation of the Corporation or a member of a group of corporations that do not deal at arm’s length with the Corporation for purposes of the ITA;

(c)

“Annual Cash Retainer” means 50% of an Eligible Director’s Total Annual Retainer, which amount shall, unless otherwise determined by the Board or a committee thereof, be payable in arrears in four equal Quarterly installments;

(d)	“Annual Equity Retainer” has the meaning ascribed thereto in Section 2.2.1(a)(i);

(e)

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and Stock Exchange Rules;

(f)

“Beneficiary” means an individual who, on the date of an Eligible Director’s death, is the person who has been designated in accordance with Section 5.7 and the laws applying to the Plan, or where no such individual has been validly designated by the Eligible Director, or where the individual does not survive the Eligible Director, the Eligible Director’s legal representative;

(g)	“Board” means the Board of Directors of the Corporation;

(h)

“Cessation Date” means the earliest date on which both of the following conditions are met: (i) the Eligible Director is not employed by the Corporation nor any Affiliate thereof; and (ii) the Eligible Director is not a member of the Board nor a director of an Affiliate; provided that, solely with respect to any U.S. Taxpayer, such cessation of services must also constitute a “separation from service” within the meaning of Section 409A of the Code;

(i)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(j)	“Committee” means the Compensation, Governance and Nominating Committee of the Board;

(k)

“Committee Chair Fee” means the annual fee payable to an Eligible Director by the Corporation for chairing a Board committee, which fee shall, unless otherwise determined by the Board (or a committee thereof), be payable in arrears in four equal Quarterly installments;

(l)

“Committee Fees” means the additional annual retainer, if any, payable to members of a committee of the Board, but for greater certainty, excluding any Committee Chair Fee, which additional retainer shall, unless otherwise determined by the Board (or a committee thereof), be payable in arrears in four equal Quarterly installments;

(m)

“Conversion Date” means the date used to determine the Share Value for purposes of determining the number of DSUs to be credited to an Eligible Director under Section 2.4, which date, commencing July 31, 2018 shall be (i) August 10 in 2018 and (ii) January 1 in 2019 and each year thereafter;

(n)	“Corporation” means Granite REIT Inc. and any successor thereto, whether by amalgamation, merger or otherwise;

(o)	“Director” means a member of the Board;

(p)	“DSU” means a unit credited to an Eligible Director’s Account, as determined by the Committee, pursuant to the Plan, the value of which at any particular date shall be the Share Value at that date;

(q)	“Election Notice” means the written election under Section 2.3 to receive DSUs, in the form of Schedule A hereto, or such other form as may be prescribed by the Committee from time to time;

(r)

“Eligible Director” means any Director of the Corporation who is not an employee of the Corporation or any Granite Entity, and including any non-executive chair of the Board and any non-executive vice-chair of the Board;

(s)	“Entitlement Date” has the meaning ascribed thereto in Section 2.3(b) or Section 4.1, as applicable;

(t)	“Fair Market Value” means, with respect to any particular date:

(i)

if the Stapled Units are listed on a Stock Exchange, the volume weighted average trading price per Stapled Unit over the most recently completed five Trading Days on the Stock Exchange on which the highest volume of Stapled Units is traded, in aggregate, over such five Trading Days; or

(ii)	if the Stapled Units are not listed on any Stock Exchange, then the value of a Stapled Unit as determined by the Committee acting in good faith;

(u)	“Granite” means Granite Real Estate Inc. and any successor thereto, whether by amalgamation, merger or otherwise;

(v)	“Granite Board” means the Board of Directors of Granite;

(w)	“Granite Entity” means the Corporation or Granite REIT or any subsidiary of, partnership or trust other entity controlled by, the Corporation or Granite REIT, including, without limitation, Granite;

(x)	“Granite REIT” means Granite Real Estate Investment Trust;

(y)	“Insider” has the meaning ascribed thereto in the Toronto Stock Exchange Company Manual for the purposes of Section 613 of the Toronto Stock Exchange Company Manual;

(z)	“ITA” means the Income Tax Act (Canada), as amended;

(aa)	“New Eligible Director” in any year means an Eligible Director who became an Eligible Director part way through such year;

(bb)	“Plan” means this Granite REIT Inc. Non-Employee Directors’ Deferred Share Unit Plan, as amended from time to time;

(cc)	“Quarter” means a fiscal quarter of the Corporation, which, until changed by the Corporation, shall coincide with the calendar quarter, and “Quarterly” shall be construed accordingly;

(dd)

“Scheduled Meeting” in any year means a meeting of the Board or a committee thereof that was scheduled as at July 1 (in respect of 2018) or January 1 (in respect of 2019 and any year thereafter) to occur during the last six months of the year (in respect of 2018) or during the year (in respect of 2019 or any year thereafter);

(ee)

“Scheduled Meeting Fees” in respect of any period means the amount payable, if any, to an Eligible Director for attending the Scheduled Meetings in such period which shall, unless otherwise determined by the Board or a committee thereof, be payable Quarterly in arrears and, for greater certainty, shall not include any applicable air travel fee per meeting or travel expense reimbursement per meeting;

(ff)	“Security-Based Compensation Arrangement” has the meaning ascribed to security based compensation arrangement for purposes of Section 613 of the Toronto Stock Exchange Company Manual;

(gg)

“Share” means a preferred share of Granite which shall, under its terms, be redeemable by Granite for a payment in cash equal to the Share Value on the redemption date and which may have such other terms as the Granite Board may determine are necessary or desirable to ensure, based on reasonable valuation principles, that the Fair Market Value represents the Share Value;

(hh)	“Share Value” means the fair market value of a Share;

(ii)	“Stapled Unit” means a security consisting of a unit of the Granite REIT and a common share of the Corporation which trade together;

(jj)

“Stock Exchange” means the Toronto Stock Exchange, the New York Stock Exchange or any other stock exchange that is a “designated stock exchange” for the purposes of the ITA, or, if the Stapled Units are not listed on any stock exchange, the over-the-counter market;

(kk)	“Stock Exchange Rules” means the applicable rules of any Stock Exchange upon which Stapled Units or securities of the Corporation, as applicable, are listed;

(ll)

“Total Annual Retainer” means the annual base retainer fee payable to an Eligible Director by the Corporation for serving as chair of the Board, vice-chair of the Board (if any) or a Director-at-large, as the case may be and which comprises the Annual Cash Retainer and the Annual Equity Retainer;

(mm)

“Total Cash Remuneration” means, with respect to an Eligible Director for any calendar year, the aggregate of his or her Annual Cash Retainer, Committee Chair Fees (if any), Committee Fees (if any) and Scheduled Meeting Fees (if any);

(nn)	“Trading Day” means any date on which any Stock Exchange is open for the trading of Stapled Units and on which Stapled Units are actually traded;

(oo)	“Trustee” means the trustee of a Unit Purchase Trust;

(pp)

“Unit Purchase Trust” means a trust established pursuant to Section 3.3 to hold Stapled Units for delivery from time to time to Eligible Directors upon settlement of vested DSUs, that is established and maintained in accordance with Applicable Law;

(qq)	“Unscheduled Meeting” in any year means a meeting of the Board or a committee thereof that occurred during the year and that was not a Scheduled Meeting;

(rr)

“Unscheduled Meeting Fees” in respect of any period means the amount payable to an Eligible Director for attending any Unscheduled Meetings during such period which shall, unless otherwise determined by the Board or a committee thereof, be payable Quarterly in arrears and, for greater certainty, shall not include any applicable air travel fee per meeting or travel expense reimbursement per meeting; and

(ss)

“U.S. Taxpayer” means an Eligible Director who is a citizen or permanent resident of the United States for purposes of the Code or an Eligible Director for whom the compensation subject to deferral under this Plan would otherwise be subject to income tax under the Code.

1.3	Effective Date

The Plan shall be effective as of January 3, 2013.

1.4	Construction

In this Plan, all references to any gender shall include all genders and references to the singular shall include the plural and vice versa, as the context shall require. If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions contained herein. References to “Section” or “Sections” mean a section or sections contained in the Plan unless expressly stated otherwise. All amounts referred to in this Plan are stated in Canadian dollars unless otherwise indicated.

1.5	Administration

The Committee shall, in its sole and absolute discretion, subject only to Applicable Law: (i) interpret and administer the Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan; (iii) have the power to delegate, on such terms as the Committee deems appropriate, any or all of its powers hereunder to any officer of the Corporation; and (iv) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Eligible Director and any other person claiming an entitlement or benefit through the Eligible Director. All expenses of administration of the Plan shall be borne by the Corporation.

Section 2 Election Under the Plan and Crediting of DSUs

2.1	Eligibility

All Eligible Directors shall participate in the Plan. If an Eligible Director should become an employee of the Corporation or any other Granite Entity while remaining as a Director, his eligibility for the Plan shall be suspended effective the date of the commencement of his employment and shall resume upon termination of such employment provided he continues as a Director of the Corporation. During the period of such ineligibility, such individual shall not be entitled to receive or be credited with any DSUs under the Plan, other than distribution equivalent allocations under Section 2.5.

2.2	Payment and Deferral of Eligible Directors’ Remuneration

2.2.1 (a)	Subject to applicable legal and regulatory requirements and subject to such rules, approvals and conditions as the Committee may impose from time to time:

(i)	each Eligible Director shall receive 50% of his or her Total Annual Retainer in the form of DSUs (the “Annual Equity Retainer”); and

(ii)	each Eligible Director may elect to receive up to 100% (in whole percentages) of his or her Total Cash Remuneration in the form of DSUs,

with the balance of his or her Total Cash Remuneration (in instances where less than 100% is selected) payable in cash (subject to applicable deductions and withholdings).

(b)

If an Eligible Director has elected to receive all or a portion of his or her Total Cash Remuneration in the form of DSUs, he or she shall also receive such same portion of any Unscheduled Meeting Fees in DSUs, in accordance with Section 2.4.6.

2.2.2 In addition to an Eligible Director’s Annual Equity Retainer, any DSUs the Eligible Director may elect to receive pursuant to Section 2.2.1(a)(ii), and any DSUs received by the Eligible Director pursuant to Section 2.2.1(b) or Section 2.5, the Board may award such number of additional DSUs to an Eligible Director as the Board deems advisable (subject to, in particular, Section 3.1.2) to provide the Eligible Director with appropriate additional equity-based compensation for the services he or she renders to the Corporation. The Board shall determine the date on which any such additional DSUs may be granted and the date as of which any such additional DSUs shall be credited to an Eligible Director’s Account, together with any terms or conditions with respect to the vesting of any such additional DSUs and shall advise the Committee of such dates, terms and conditions.

2.3	Election Process

(a)

An Eligible Director may elect to receive all or a portion of his or her Total Cash Remuneration earned for performance of services after the date the election is made in DSUs by completing and delivering to the Corporation an Election Notice. Such Election Notice shall, in the case of an Eligible Director who is not a U.S. Taxpayer, apply to Total Cash Remuneration payable to the Eligible Director in respect of periods after the end of the Quarter in which the election under this Section 2.3(a) is so delivered and shall, in the case of an Eligible Director who is a U.S. Taxpayer, apply to Total Cash Remuneration in respect of periods after December 31 of the year in which the election under this Section 2.3(a) is so delivered.

(b)

At the time an Eligible Director elects pursuant to Section 2.2.1(a)(ii) and this Section 2.3 to receive any Total Cash Remuneration in the form of DSUs such Eligible Director may, but shall not be required to, designate, in writing, in the Election Notice, up to two separate dates (each an “Entitlement Date”) as of which DSUs credited to his or her Account in connection with such election, any DSUs credited to his or her Account as an Annual Equity Retainer for years after the election is made and any additional DSUs credited under Section 2.2.2 or Section 2.5 may be redeemed and settled pursuant to Section 3.3. Any Entitlement Date designated pursuant to this Section 2.3(b) shall be a date within the period commencing on the Eligible Director’s Cessation Date and ending on December 15 of the calendar year following the year in which the Eligible Director’s Cessation Date occurs. An Eligible Director’s most recent designation of an Entitlement Date under this Section 2.3(b) shall apply to all DSUs credited for years commencing after the delivery of the election that includes the designation of the Entitlement Date until the Eligible Director designates one or more new Entitlement Dates in accordance with this Section 2.3(b) for DSUs credited in respect of years commencing after such new designation is made.

(c)

The Committee may prescribe election forms for use by Eligible Directors who are residents of a jurisdiction other than Canada that differ from the election forms it prescribes for use by Canadian resident Eligible Directors where the Committee determines it is necessary or desirable to do so to obtain comparable treatment for the Plan, the Eligible Directors or the Corporation, as applicable under the laws or regulatory policies of such other jurisdiction as is provided under the laws and regulatory policies of Canada and its Provinces.

(d)

Notwithstanding any of the foregoing provisions of this Section 2, the Corporation shall not effect any election to receive DSUs in lieu of cash remuneration or any amendment or termination of such election (and shall notify any applicable Eligible Director of such determination) where the Committee does not believe such action is appropriate having regard for any material information to which the Corporation may be privy that has not been publicly disclosed.

2.4	Crediting of DSUs

2.4.1 Subject to Section 2.4.5, DSUs elected by an Eligible Director pursuant to Section 2.2.1(a)(ii) and Section 2.3 shall be credited to the Eligible Director’s Account as of each Conversion Date. Effective July 31, 2018 the number of DSUs to be credited to an Eligible Director’s Account as of a particular Conversion Date pursuant to this Section 2.4.1 shall be determined (i) in respect of the period from July 1, 2018 to December 31, 2018, by dividing 50% of the portion of the Eligible Director’s Total Cash Remuneration for 2018 that he or she elected to receive in the form of DSUs by the Share Value on the applicable Conversion Date; and (ii) in respect of 2019 and years thereafter, by dividing the portion of the Eligible Director’s Total Cash Remuneration for the year that he or she elected to receive in the form of DSUs by the Share Value on the applicable Conversion Date. Subject to Section 2.4.5, in determining the amount of an Eligible Director’s Cash Remuneration for the purposes of this Section 2.4.1, the amount of the Eligible Director’s Scheduled Meeting Fees shall be determined based on the number of Scheduled Meetings during the last six months of the year (in the case of 2018) or during the year (in the case of 2019 and years thereafter).

2.4.2 (a)

DSUs in respect of the Annual Equity Retainer of an Eligible Director (other than a New Eligible Director) shall be credited as of each Conversion Date. The number of DSUs to be credited to such an Eligible Director’s Account as of a particular Conversion Date pursuant to this Section 2.4.2 shall be determined (i) in respect of the period from July 1, 2018 to December 31, 2018, by dividing 50% of the Eligible Director’s Annual Equity Retainer for 2018 by the Share Value on the applicable Conversion Date; and (ii) in respect of 2019 and years thereafter, by dividing the amount of the Eligible Director’s Annual Equity Retainer for the year by the Share Value on the applicable Conversion Date.

(b)

DSUs in respect of the Annual Equity Retainer of a New Eligible Director for the calendar year in which the New Eligible Director joined the Board shall be credited as of the date the New Eligible Director joined the Board. The number of DSUs to be credited to such New Eligible Director’s Account as of such date shall be determined by dividing the New Eligible Director’s Annual Equity Retainer for such calendar year (pro rated to reflect the number of days remaining in the year following the date the New Eligible Director joined the Board) by the Share Value on the date the New Eligible Director joined the Board.

2.4.3 The crediting of DSUs to an Eligible Director shall be evidenced by an account statement in such form as may be approved or adopted by the Committee.

2.4.4 DSUs credited to an Eligible Director’s Account under Sections 2.4.1 and 2.4.2(a) in 2018, together with any additional DSUs granted in respect thereof under Section 2.5, will vest as to 50% of such DSUs on September 30, 2018 and 50% of such DSUs on December 31, 2018 (each of September 30, 2018 and December 31, 2018 being a “2018 Vesting Date”), provided that (i) the Eligible Director was an Eligible Director at any time during the Quarter in which such 2018 Vesting Date falls and (ii) the Eligible Director attended each Scheduled Meeting during the Quarter in which such 2018 Vesting Date falls. If the Eligible Director ceased to be an Eligible Director prior to the Quarter in which such 2018 Vesting Date Falls, the DSUs scheduled to vest on such 2018 Vesting Date or any subsequent 2018 Vesting Date shall not vest and shall expire on such 2018 Vesting Date. If the Eligible Director failed to attend a Scheduled Meeting during the Quarter in which such 2018 Vesting Date falls, the number of DSUs granted in respect of the Scheduled Meeting Fees for such Scheduled Meeting shall not vest and shall expire on such 2018 Vesting Date. DSUs credited to an Eligible Director’s Account under Section 2.4.1 and 2.4.2 in 2019 or any year thereafter, together with any additional DSUs granted in respect thereof under Section 2.5, will vest as to 25% of such DSUs on each of March 31, the date of the annual meeting of holders of Stapled Units, September 30 and December 31 in the applicable year (each of such dates in a year being a “Vesting Date”), provided that (i) the Eligible Director was an Eligible Director at any time during the Quarter in which such Vesting Date falls and (ii) the Eligible Director attended each Scheduled Meeting held during the Quarter in which such Vesting Date falls. If the Eligible Director ceased to be an Eligible Director prior to the Quarter in which such Vesting Date Falls, the DSUs scheduled to vest on such Vesting Date or any subsequent Vesting Date shall not vest and shall expire on such Vesting Date. If the Eligible Director failed to attend a Scheduled Meeting during the Quarter in which such Vesting Date falls, the number of DSUs granted in respect of the Scheduled Meeting Fees for such Scheduled Meeting shall not vest and shall expire on such Vesting Date.

2.4.5 Notwithstanding Section 2.4.1, in the event that an Eligible Director who is not a U.S. Taxpayer elects part way through a calendar year to receive DSUs pursuant to Section 2.2.1(a)(ii) and Section 2.3, the DSUs to be credited to the Eligible Director in such calendar year shall be credited to the Eligible Director’s Account as of the first day of the Quarter following the date in which the Eligible Director so elects to receive DSUs. The number of DSUs to be credited to an Eligible Director’s Account as of such date pursuant to this Section 2.4.5 shall be determined by dividing the sum of (i) the portion of the Eligible Director’s Total Cash Remuneration (excluding Scheduled Meeting Fees) for the calendar year that he or she elected to receive in the form of DSUs (pro rated to reflect the number of days remaining in the year following the first day of such Quarter) and (ii) the Schedule Meeting Fees for the portion of the year remaining following the first day of such Quarter by the Share Value on the first day of such Quarter.

2.4.6 DSUs to be credited to an Eligible Director in respect of any Unscheduled Meeting Fees pursuant to Section 2.2.1(b) shall be credited to the Eligible Director’s Account as of the last day of the Quarter in which the Unscheduled Meeting giving rise to such Unscheduled Meeting Fees occurred. The number of DSUs to be so credited shall be determined by dividing the amount of such Unscheduled Meeting Fees by the Share Value on the last day of such Quarter. Such DSUs shall vest immediately.

2.4.7 DSUs granted to an Eligible Director pursuant to Section 2.2.2 together with any additional DSUs granted in respect thereof under Section 2.5, will vest in accordance with such terms and conditions as may be determined by the Board.

2.5	Distributions

If and when cash distributions are paid with respect to Stapled Units to holders of Stapled Units of record as of a record date occurring during the period from the date on which DSUs are credited to an Eligible Director’s Account to the date of settlement of such DSUs, a number of additional DSUs shall be granted to the Eligible Director equal to the number of DSUs (rounded to the nearest whole number) produced by dividing (i) the product of the cash distribution paid with respect to a Stapled Unit and the number of DSUs standing to the credit of the Eligible Director in his or her Account as of the record date for the distribution; by (ii) the Share Value on the date of payment of such cash distribution. The additional DSUs credited to the Eligible Director shall be subject to the same terms and conditions, including with respect to vesting, as the DSUs in respect of which they were credited. If an Eligible Director’s Entitlement Date would fall between the record date and payment date for cash distributions on Stapled Units, such Eligible Director shall be credited with, and have redeemed and settled as of the Entitlement Date, additional vested DSUs calculated as provided above in this Section 2.5 except that the Share Value shall be determined as of the record date for the distribution.

2.6	Eligible Director’s Account

An Eligible Director’s Account shall record at all times the number of DSUs standing to the credit of the Eligible Director. Upon payment or delivery of Stapled Units in satisfaction of DSUs credited to an Eligible Director in the manner described herein, such DSUs shall be cancelled. A written confirmation of the balance in each Eligible Director’s Account shall be provided by the Committee to the Eligible Director at least annually.

2.7	Adjustments and Reorganizations

Notwithstanding any other provision of the Plan, in the event of any change in the Shares by reason of any stock dividend or split, or any change in the Shares or the Stapled Units by reason of any stock dividend or split or trust unit distribution or split in respect of the Stapled Units, or any recapitalization, reclassification, amalgamation, arrangement, merger, consolidation, combination, exchange or unstapling of Stapled Units or distribution of rights to holders of Stapled Units or any other form of corporate reorganization of Granite, the Corporation or Granite REIT whatsoever, a proportionate adjustment to reflect such change or changes shall be made with respect to the number of DSUs outstanding under the Plan, or securities into which the Shares or Stapled Units are changed or are convertible or exchangeable may be substituted for Shares or Stapled Units for purposes of the Plan, on a basis that results in a proportionate adjustment to the DSUs in the Eligible Director’s Account or some other appropriate basis, all as determined by the Committee in its sole discretion.

Section 3 Maximum Number of Stapled Units Issuable and Establishment of Unit Purchase Trust

3.1	Maximum Number of Stapled Units Issuable

3.1.1 Subject to Section 3.2 and to adjustment pursuant to Section 2.7, the maximum number of Stapled Units that may be issued pursuant to the Plan is 1,000,000.

3.1.2 No Eligible Director may receive any grant of DSUs under Section 2.2.2 where:

(a)

the equity award value of such grant, in combination with (i) the aggregate equity award value (as measured on the respective dates of grant) of any grants made during the year to the Eligible Director under Section 2.2.2 and (ii) the aggregate equity award value (as measured on the respective dates of grant) of any grants made under any other Security-Based Compensation Arrangement of the Corporation, excluding, in all cases, grants made to him or her as a new Director upon joining the Board or in lieu of cash fees, would exceed C$150,000; or

(b)

the aggregate number of Stapled Units that may be issued pursuant to such grant, in combination with (i) the aggregate number of Stapled Units that may be issued to Eligible Directors pursuant to any outstanding DSUs that were granted under Section 2.2.2 and (ii) the aggregate number of Stapled Units that may be issued to Eligible Directors pursuant to outstanding grants under any other Security-Based Compensation Arrangement of the Corporation, excluding, in all cases, grants made to any Eligible Director as a new Director upon joining the Board or in lieu of cash fees, would exceed 1.0% of the total outstanding Stapled Units.

3.1.3 (a)

The aggregate number of Stapled Units issuable to Insiders at any time under all Security-Based Compensation Arrangements of the Corporation shall not exceed 10% of the total outstanding Stapled Units; and

(b)

The aggregate number of Stapled Units issued to Insiders, within any one-year period, under all Security-Based Compensation Arrangements of the Corporation shall not exceed 10% of the total outstanding Stapled Units.

3.2	Issuance of Stapled Units Subject to Applicable Law

Notwithstanding Section 3.1, the Corporation and Granite REIT shall have no obligation to issue Stapled Units in respect of any DSU under the Plan and shall not issue Stapled Units under the Plan unless such issuance complies with Applicable Law, including, for greater certainty, any Stock Exchange Rules with respect to the approval of the Plan by holders of Stapled Units or the reservation or issuance of Stapled Units thereunder.

3.3	Establishment of Unit Purchase Trusts

From time to time, the Corporation may establish and maintain one or more Unit Purchase Trusts, on such terms and conditions as the Committee shall determine, and may contribute cash for the purchase of Stapled Units thereto, on its own behalf and/or on behalf of such Granite Entities as the Corporation may determine. No U.S. Taxpayer shall be a beneficiary of a Unit Purchase Trust that is resident outside the United States.

3.4	Purchase of Stapled Units

Any Stapled Units that may be delivered to Eligible Directors in connection with the settlement of DSUs from a Unit Purchase Trust shall be purchased through the facilities of any Stock Exchange by the Trustee acting through a broker designated by the Trustee, who is a member of the Stock Exchange through which the purchase is made. Subject to this Section 3.4, any such designation of a broker may be changed from time to time.

Section 4 Redemptions

4.1	Redemption of DSUs – Non U.S. Taxpayers

Subject to Sections 4.4 and 4.5, an Eligible Director who is not a U.S. Taxpayer may elect up to two separate dates as of which either a portion (specified in whole percentages or number of DSUs on any one date) or all of the DSUs credited to the Eligible Director’s Account shall be redeemed and settled in accordance with Section 4.3 (each such date being an “Entitlement Date”) by filing one or two irrevocable written redemption elections with the General Counsel of the Corporation. An election under this Section 4.1 by an Eligible Director who is not a U.S. Taxpayer may replace any prior election made by such Eligible Director under Section 2.3(b) and such prior election shall be of no force or effect. No Entitlement Date elected by an Eligible Director pursuant to this Section 4.1 shall be before the Eligible Director’s

Cessation Date or later than December 15 of the calendar year following the year in which the Eligible Director’s Cessation Date occurs. Where an Eligible Director to whom this Section 4.1 applies does not elect a particular date or dates within the permissible period set out above as his Entitlement Date or Entitlement Dates, as the case may be, there shall be a single Entitlement Date for such Eligible Director which, subject to Sections 4.4 and 4.5, shall be December 15 of the year following the year in which the Eligible Director’s Cessation Date occurs.

4.2	Redemption of DSUs – U.S. Taxpayers

Subject to Sections 4.4 and 4.5, where an Eligible Director is a U.S. Taxpayer and has validly designated one or more Entitlement Dates under Section 2.3(b) for DSUs credited to his or her Account, the DSUs to which such designation relates shall be settled on the applicable Entitlement Date in accordance with Section 4.3. Where an Eligible Director to whom this Section 4.2 applies has not validly designated an Entitlement Date or Entitlement Dates, as the case may be, under Section 2.3(b) for all DSUs credited to his or her Account, there shall be a single Entitlement Date for those DSUs for which Eligible Director has not made such a designation, which, subject to Sections 4.4 and 4.5, shall be December 15 of the year following the year in which the Eligible Director’s Cessation Date occurs.

4.3	Settlement of DSUs

Settlement of DSUs shall be made in cash, Stapled Units delivered from a Unit Purchase Trust or, subject to Sections 3.1 and 3.2, Stapled Units issued by the Corporation and Granite REIT, or any combination thereof, as determined by the Committee. Subject to payment or other satisfaction of all related withholding obligations in accordance with Section 5.11, settlement of an Eligible Director’s DSUs in Stapled Units shall be made by delivery to the Eligible Director by the Trustee of a number of Stapled Units from the applicable Unit Purchase Trust, or, subject to Sections 3.1 and 3.2, by the issuance to the Eligible Director of a number of Stapled Units equal to the product of (i) such number of Stapled Units as have a Fair Market Value on the Entitlement Date equal to the Share Value on the Entitlement Date and (ii) the number of vested DSUs being settled by delivery or issuance of Stapled Units. Subject to payment or other satisfaction of all related withholding obligations in accordance with Section 5.11, settlement of an Eligible Director’s DSUs in cash shall be made by payment to the Eligible Director of an aggregate amount equal to the product of (i) the Share Value on the Entitlement Date and (ii) the number of vested DSUs being settled by way of such cash payment. All taxable capital gains or other income realized by the Unit Purchase Trust for ITA purposes on or in respect of its distribution and delivery of Stapled Units to an Eligible Director shall be allocated by the Unit Purchase Trust to that Eligible Director for ITA purposes, and such delivery shall be treated for such purposes as including a payment of such income to the Eligible Director.

4.4	Extended Entitlement Date

In the event that the Committee is unable, by an Eligible Director’s Entitlement Date, to compute the final value of the DSUs recorded in such Eligible Director’s Account by reason of the fact that any data required in order to compute the Share Value has not been made available to the Committee and such delay is not caused by the Eligible Director, then the Entitlement Date shall be the first day thereafter on which such data is made available to the Committee.

4.5	Limitation on Extension of Entitlement Date

Notwithstanding any other provision of the Plan, all amounts payable to, or in respect of, an Eligible Director hereunder shall be paid on or before December 31 of the calendar year commencing immediately after the Eligible Director’s Cessation Date.

Section 5 General

5.1	Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded. To the extent any individual holds any rights by virtue of an election under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Corporation.

5.2	Successors and Assigns

The Plan shall be binding on all successors and permitted assigns of the Corporation, and an Eligible Director, including without limitation, the estate of such Eligible Director and the legal representative of such estate, or any receiver or trustee in bankruptcy or representative of the Corporation, as applicable, or the Eligible Director’s creditors.

5.3	Plan Amendment

Subject to Applicable Law, including, for greater certainty, any Stock Exchange Rules, the Plan and any DSUs granted thereunder may be amended, modified or terminated by the Board, at any time and from time to time, in whole or in part, provided that:

5.3.1 the Board may not, without approval of the holders of a majority of the Stapled Units present and voting in person or by proxy at a meeting of holders of Stapled Units:

(a)	increase the maximum number of Stapled Units issuable under the Plan, as set out in Section 3.1.1, except pursuant to operation of Section 2.7;

(b)	increase or remove the Eligible Director participation limits set out in Section 2.2.2 or Section 3.1.2;

(c)	increase or remove the Insider participation limits set out in Section 3.1.3;

(d)	change the categories of individuals eligible to receive grants of DSUs under the Plan;

(e)	amend to the prohibitions on assignment or transfer of DSUs in Section 5.9.2; or

(f)	amend the amendment provisions in this Section 5.3.1;

5.3.2 no amendment to the Plan or any DSUs granted thereunder may be made by the Board without the consent of the Eligible Director if it adversely alters or impairs the rights of the Eligible Director in respect of any DSUs such Eligible Director has then elected to receive, or DSUs which such Eligible Director has been granted under the Plan, except that Eligible Director consent shall not be required for any amendment necessary to ensure that the Plan or any DSU granted thereunder complies with Applicable Law, including, for greater certainty, any Stock Exchange Rules;

5.3.3 no amendment to the Plan or any DSUs granted thereunder shall result in any surrender, termination or exchange (whether constructive or otherwise) of any outstanding DSUs previously granted to an Eligible Director; and

5.3.4 without limiting the generality of the foregoing pre-amble, but subject to Section 5.3.1, Section 5.3.2 and Section 5.3.3, the Board may make:

(a)	amendments that are of a “housekeeping” nature;

(b)	amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with Applicable Law, including, for greater certainty, any Stock Exchange Rules;

(c)	amendments to the provisions of the Plan respecting administration of the Plan and eligibility for participation under the Plan;

(d)	amendments to the provisions of the Plan respecting the terms and conditions on which DSUs may be granted pursuant to the Plan; and

(e)	any other amendments not requiring securityholder approval under Applicable Law, including, for greater certainty, any Stock Exchange Rules.

5.3.5 Notwithstanding Section 5.3.1, Section 5.3.2 and Section 5.3.3, if any provision of the Plan contravenes any regulations or U.S. Treasury guidance promulgated under Section 409A of the Code or would cause the DSUs to be subject to the interest and penalties under Section 409A of the Code, such provision of the Plan shall, to the extent that it applies to U.S. Taxpayers, be modified, without the consent of any Eligible Director, to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

5.4	Plan Termination

The Board may terminate the Plan at any time but no such termination shall, without the consent of the Eligible Director or unless required by law, adversely affect the rights of an Eligible Director with respect to any amount in respect of which an Eligible Director has then elected to receive DSUs or DSUs which the Eligible Director has then been granted under the Plan.

5.5	Applicable Trading Policies and Reporting Requirements

The Committee and each Eligible Director will ensure that all actions taken and decisions made by the Committee or an Eligible Director, as the case may be, pursuant to the Plan, comply with applicable securities regulations and policies of the Corporation relating to insider trading and “black out” periods.

5.6	Currency

All amounts determined for purposes of the Plan shall be determined in the lawful currency of Canada or the United States, as determined by the Committee, provided that, payments under the Plan may, with the consent of the Committee, be made in the lawful currency of any jurisdiction requested by the payee.

5.7	Designation of Beneficiary

Subject to the requirements of Applicable Law, an Eligible Director may designate in writing a person who is a dependant or relation of the Eligible Director as a beneficiary to receive any benefits that are payable under the Plan upon the death of such Eligible Director. The Eligible Director may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in the form of Schedule C. The initial designation of each Eligible Director shall be executed and filed with the General Counsel of the Corporation.

5.8	Death of Eligible Director

In the event of an Eligible Director’s death, any and all DSUs then credited to the Eligible Director’s Account shall become payable to the Eligible Director’s Beneficiary in accordance with Section 4 and where the Eligible Director is a member of the Board at his or her date of death, such date of death shall be deemed to be the Eligible Director’s Cessation Date. A deceased Eligible Director’s Beneficiary may make any election under Section 4.1 that the Eligible Director could have made immediately prior to his or her death.

5.9	Rights of Eligible Directors

5.9.1 Except as specifically set out in the Plan, no Eligible Director, or any other person shall have any claim or right to any benefit in respect of DSUs granted or amounts payable pursuant to the Plan.

5.9.2 Rights of Eligible Directors respecting DSUs and other benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

5.9.3 The Plan shall not be construed as granting an Eligible Director a right to be retained as a member of the Board or a claim or right to any future grants of DSUs, future amounts payable or other benefits under the Plan.

5.9.4 Under no circumstances shall DSUs be considered Shares or Stapled Units nor shall they entitle any Eligible Director or other person to exercise voting rights or any other rights attaching to the ownership of Shares or Stapled Units.

5.10	Compliance with Law

Any obligation of the Corporation pursuant to the terms of the Plan is subject to compliance with Applicable Law. The Eligible Directors shall comply with Applicable Law and furnish the Corporation with any and all information and undertakings as may be required to ensure compliance therewith.

5.11	Withholding

So as to ensure that the Corporation will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, the Corporation shall withhold or cause to be withheld from any amount payable to an Eligible Director, either under this Plan, or otherwise, such amount as may be necessary to permit the Corporation to so comply, or may sell or require an Eligible Director to sell Stapled Units and apply, or require the Eligible Director to apply, the proceeds of such sale to permit the Corporation or the other Granite Entity, as applicable, to so comply.

5.12	Limitation of Liability

No member of the Board or any officer or employee of the Corporation or Granite REIT or any subsidiary of, partnership or trust other entity controlled by, the Corporation or Granite REIT, including, without limitation, Granite (each a “Granite Entity”) shall be liable for any action or determination made in good faith pursuant to the Plan or any Election Notice under the Plan. To the fullest extent permitted by law, the Corporation and the other Granite Entities shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding in respect of the Plan by reason of the fact that such person is or was a member of the Board, the Board of Trustees of Granite REIT or the Granite Board or is or was an officer or employee of the Corporation, Granite REIT or a Granite Entity.

APPENDIX

to

GRANITE REIT INC.

NON-EMPLOYEE DIRECTORS’ DEFERRED SHARE UNIT PLAN

Special Provisions Applicable to Eligible Directors Subject to Section 409A of the United States Internal Revenue Code

This appendix sets forth special provisions of the Granite REIT Inc. Non-Employee Directors’ Deferred Share Unit Plan (the “Plan”) that apply to Eligible Directors participating in the Plan who are subject to Section 409A of the United States Internal Revenue Code of 1986, as amended. Terms defined in the Plan and used herein shall have the meanings set forth in the Plan document, as amended from time to time.

Definitions

For purposes of this Special Appendix:

“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.

“Section 409A” means Section 409A of the Code.

“Separation From Service” shall mean that employment or service with the Corporation and any entity that is to be treated as a single employer with the Corporation for purposes of United States Treasury Regulation Section 1.409A-1(h) terminates such that it is reasonably anticipated that no further services will be performed.

“Specified Employee” means a US Taxpayer who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code.

Compliance with Section 409A

In General. Notwithstanding any provision of the Plan to the contrary, it is intended that any payments under the Plan either be exempt from or comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each payment made in respect of DSUs shall be deemed to be a separate payment for purposes of Section 409A. Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Taxpayer in connection with the Plan or any other plan maintained by the Corporation (including any taxes and penalties under Section 409A), and neither the Corporation nor any affiliate of the Corporation shall have any obligation to indemnify or otherwise hold such US Taxpayer (or any beneficiary) harmless from any or all of such taxes or penalties.

Election to Receive DSUs. For the avoidance of doubt and notwithstanding anything to the contrary in the Plan or otherwise, any timely election made by a US Taxpayer under the Plan to receive a portion of Total Cash Remuneration in the form of DSUs with payment on a specified date in accordance with the terms of the Plan shall be irrevocable during the calendar year to which it applies. An election will be treated as timely made, if the US Taxpayer completes and delivers to the General Counsel of the Corporation the applicable

Election Notice prior to the commencement of the calendar year in which the relevant portion of the Total Cash Remuneration is earned, and with respect to the calendar year in which a US Taxpayer becomes an Eligible Director, so long as such US Taxpayer never previously participated in this Plan or any other plan that is required to be aggregated with this Plan for purposes of Section 409A of the Code, such individual may make the election described herein (and in Section 2.3 (a) of the Plan) within the first 30 days of becoming eligible to participate in the Plan, but solely with respect to the portion of the Total Cash Remuneration not earned before the date such election is made.

Distributions to US Taxpayers. Notwithstanding anything to the contrary in the Plan or otherwise, no distribution under the Plan or redemption of DSUs under the Plan shall be made with respect to a US Taxpayer unless and until such US Taxpayer’s Separation From Service.

Forfeiture Provisions

If an Eligible Director is subject to tax under the ITA and also is a US Taxpayer with respect to DSUs, the following special rules regarding forfeiture of such DSUs will apply. For greater clarity, these forfeiture provisions are intended to avoid adverse tax consequences under Section 409A of the Code and/or under paragraph 6801(d) of the regulations under the ITA, that may result because of the different requirements as to the time of settlement of DSUs with respect to an Eligible Director’s Separation From Service and his retirement or loss of office (under the ITA or the regulations thereunder). If an Eligible Director otherwise would be entitled to payment of DSUs in any of the following circumstances, such DSUs shall instead be immediately and irrevocably forfeited (for greater certainty, without any compensation therefore):

(i) an Eligible Director experiences a Separation From Service as a result of a permanent decrease in the level of services provided to less than 20% of his past service in circumstances that do not constitute a retirement from, or loss of office or employment with, the Corporation or an affiliate thereof, within the meaning of paragraph 6801(d) of the regulations under the ITA; or

(ii) an Eligible Director experiences a Separation From Service upon ceasing to be an employee while continuing to provide services as a director in circumstances that do not constitute a retirement from, or loss of office or employment with, the Corporation or an affiliate thereof, within the meaning of paragraph 6801(d) of the regulations under the ITA; or

(iii) an Eligible Director experiences a retirement from, or loss of office or employment with, the Corporation or an affiliate thereof, within the meaning of paragraph 6801(d) of the regulations under the ITA by virtue of ceasing employment as both an employee and as a director, but he continues to provide services as an independent contractor such that he has not experienced a Separation from Service.

Distributions to Specified Employees

Solely to the extent required by Section 409A, any payment in respect of DSUs which is subject to Section 409A and which has become payable on or following Separation from Service to any Eligible Director who is determined to be a Specified Employee shall not be paid before the date which is six months after such Specified Employee’s Separation from Service (or, if earlier, the date of death of such Specified Employee). Following any applicable six month delay of payment, all such delayed payments shall be made to the Specified Employee in a lump sum on the earliest possible payment date.

Amendment of Appendix

The Board shall retain the power and authority to amend or modify this Appendix to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without the approval of any US Taxpayer.

Schedule A

Granite REIT Inc. Non-Employee Directors’ Deferred Share Unit Plan (the “Plan”)

ELECTION NOTICE

I.	Total Cash Remuneration Deferral Election:

Subject to Part III of this Notice, for the period      to     , I hereby elect to receive the following percentage of my Total Cash Remuneration by way of DSUs (“DSUs”):

	Amount	Percentage in DSUs		Percentage in Cash*
Total Cash Remuneration	$	___	%	___	%

*	cash payments will generally be made in arrears in four equal installments

II.	Elected Entitlement Date:[1]

I designate the following Entitlement Dates for the DSUs credited to my Account for the _____ calendar year (including additional DSUs provided in respect of distributions on Stapled Units or other adjustments made with respect to such DSUs) and any subsequent calendar years (unless I file a new election for a subsequent year):

Number or percentage (%) of DSUs	Entitlement Date

(Specify one or two dates following your Cessation Date as defined in the Plan (generally the date on which you are no longer a director, officer, or employee of the Corporation or any of its affiliates), but no later than December 15 of the year following your Cessation Date, e.g. “January 1 of the calendar year following my Cessation Date”, or “the date six months following my Cessation Date”) and the number or percentage of DSUs to be redeemed on each date.)

[1]

You are not required to elect Entitlement Dates at this time. However, if you are a US Taxpayer and do not elect an Entitlement Date for your DSUs prior to the year in which the DSUs are earned, your DSUs will be automatically redeemed on December 15 of the year following your Cessation Date.

III.	Acknowledgement

I confirm and acknowledge that:

1.	I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

2.	I will not be able to cause the Corporation (or any other entity) to redeem DSUs granted under the Plan until the date specified in accordance with the Plan following my Cessation Date.

3.

When DSUs credited to my Account pursuant to this election are redeemed in accordance with the terms of the Plan after my Cessation Date, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Corporation will make all appropriate withholdings as required by law at that time.

4.	The value of a DSU is based on the value of a Share and therefore is not guaranteed.

5.	No funds will be set aside to guarantee the payment of DSUs. Future payment of DSUs will remain an unfunded and unsecured liability recorded on the books of the Corporation.

6.	Except as expressly permitted under the terms of the Plan, the election(s) made in this Election Notice are irrevocable.

7.

If I am a U.S. Taxpayer and I do not designate one or two Entitlement Dates for my DSUs in accordance with Part II of this Election Notice and the Plan, my DSUs will be automatically redeemed on December 15 of the year following my Cessation Date.

8.

The foregoing is only a brief outline of certain key provisions of the Plan. In the event of any discrepancy between the terms of the Plan and the terms of this Election Notice, the terms of the Plan shall prevail. All capitalized expressions used herein shall have the same meaning as in the Plan unless otherwise defined above.

Date	(Name of Eligible Director)

(Signature of Eligible Director

Schedule B

Granite REIT Inc. Non-Employee Directors’ Deferred Share Unit Plan (the “Plan”)

REDEMPTION ELECTION (Non-U.S. Taxpayers)

1.	Pursuant to Section 4.1 of the Plan, following my Cessation Date I have the opportunity to select up to two Entitlement Dates as of which the DSUs credited to my Account are to be redeemed.

2.

An election under paragraph 1 above must be properly executed and submitted to the General Counsel of Granite REIT Inc. (the “Corporation”). Any Entitlement Date elected must be on or after my Cessation Date and before December 15 of the calendar year following the year in which such Cessation Date occurs, and such Entitlement Date(s) must be on or after the date on which the election is received by the General Counsel.

3.	I understand that I need not specify both Entitlement Dates on the same election, but may submit two separate elections each of which complies with the requirements set out in paragraph 2 above.

4.	I hereby elect the following Entitlement Dates for the following number or percentage (%) of the DSUs credited to my Account:

Number or percentage (%) of DSUs	Entitlement Date

Date	(Name of Eligible Director)

(Signature of Eligible Director

If this election is signed by a Beneficiary, the Corporation may require confirmation of such Beneficiary’s authority to execute this election.

SCHEDULE C

BENEFICIARY DESIGNATION

To: •

I,    , being an Eligible Director under the Granite REIT Inc. Non-Employee Directors’ Deferred Share Unit Plan (the “Plan”) hereby designate the following person as my Beneficiary for purposes of the Plan:

Name of Beneficiary:

Address of Beneficiary:

This designation revokes any previous beneficiary designation made by me under the Plan. Under the terms of the Plan, I reserve the right to revoke this designation and to designate another person as my Beneficiary.

Date:

Name:	(please print)

Signature: